Exhibit 107.1

Calculation of Filing Fee Table

FORM S-3

Registration Statement Under the Securities Act of 1933

(Form Type)

The Travelers Companies, Inc.

(Exact Name of Registrant as Specified in its Charter)

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount to be Registered(1)	Proposed Maximum Offering Price per Unit(1)	Maximum Aggregate Offering Price(1)	Fee Rate(2)	Amount of Registration Fee(1)(2)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Fees to be Paid	Debt	Senior Debt Securities of The Travelers Companies, Inc.	Rule 456(b) and 457(r)

	Debt	Subordinated Debt Securities of The Travelers Companies, Inc.	Rule 456(b) and 457(r)

	Debt	Junior Subordinated Debt Securities of The Travelers Companies, Inc.	Rule 456(b) and 457(r)

	Equity	Preferred Stock of The Travelers Companies, Inc.	Rule 456(b) and 457(r)

	Equity	Depositary Shares of The Travelers Companies, Inc.(3)	Rule 456(b) and 457(r)

	Equity	Common Stock, without par value, of The Travelers Companies, Inc.	Rule 456(b) and 457(r)

	Other	Warrants of The Travelers Companies, Inc.	Rule 456(b) and 457(r)

	Other	Stock Purchase Contracts of The Travelers Companies, Inc.	Rule 456(b) and 457(r)

	Other	Units of The Travelers Companies, Inc.	Rule 456(b) and 457(r)

	Other	Preferred Securities of Travelers Capital Trust II	Rule 456(b) and 457(r)

	Other	Preferred Securities of Travelers Capital Trust III	Rule 456(b) and 457(r)

	Other	Preferred Securities of Travelers Capital Trust IV	Rule 456(b) and 457(r)

	Other	Preferred Securities of Travelers Capital Trust V	Rule 456(b) and 457(r)

	Other	The Travelers Companies, Inc. Guarantee of Preferred Securities of Travelers Capital Trust II, Travelers Capital Trust III, Travelers Capital Trust IV and Travelers Capital Trust V(4)	Rule 456(b) and 457(r)

Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A		N/A

Carry Forward Securities	N/A	N/A	N/A	N/A		N/A			N/A	N/A	N/A	N/A

	Total Offering Amounts							N/A

	Total Fees Previously Paid							N/A

	Total Fee Offsets							N/A

	Net Fee Due							N/A

(1)

Omitted pursuant to General Instruction II.E of Form S-3. An indeterminate aggregate initial offering price or number of the securities of each identified class is being registered as may from time to time be offered at indeterminate prices. Separate consideration may or may not be received for securities that are issuable upon exercise, conversion or exchange of other securities or that are issued in units or represented by depositary shares.

(2)

In accordance with Rules 456(b) and 457(r) of the Securities Act, the registrants are deferring payment of all of the registration fee. Registration fees will be paid subsequently on a pay as you go basis.

(3)

Each depositary share will be issued under a deposit agreement and will be evidenced by a depositary receipt. In the event The Travelers Companies, Inc. elects to offer to the public fractional interests in shares of the preferred stock registered hereunder, depositary receipts will be distributed to those persons purchasing such fractional interests, and shares of preferred stock will be issued to the depositary under the deposit agreement. No separate consideration will be received for the depositary shares.

(4)

The Travelers Companies, Inc. is also registering the guarantees and other obligations that it may have with respect to preferred securities to be issued by any of Travelers Capital Trust II, Travelers Capital Trust III, Travelers Capital Trust IV and Travelers Capital Trust V or with respect to similar securities that may be issued by similar entities formed in the future. No separate consideration will be received for any guarantee, and pursuant to Rule 457(n) under the Securities Act, no separate registration fee will be paid in respect of any such guarantee.